Exhibit 3.1(xxviii)

3464429

THE COMPANIES ACTS 1985 AND 1989 PRIVATE COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF UPWARDCHANCE LIMITED

1. The Company’s name is UPWARDCHANCE LIMITED.
2. The Company’s registered office is to be situated in England and Wales.
3. The Company’s objects are:-

(a)	To carry on business as a general commercial company.

(b)	To purchase or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever and any rights or privileges of any kind over or in respect of any property and any real or personal property or rights whatsoever which may be necessary for, or may be conveniently used with, or may enhance the value of any other property of the Company.

(c)	To purchase, or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere any patents, patent rights, brevets d’invention, licences, copyrights, secret processes, trade marks, designs, protections and concessions which may appear likely to be advantageous or useful to the Company in pursuit of any trade or business carried on by the Company and to use and turn to account and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting upon, testing and improving any patents, inventions or rights which the Company may acquire or propose to acquire.

(d)	To acquire or undertake the whole or any part of the business, goodwill, and assets of any person, firm, or company carrying on or proposing to carry on any of the businesses which the Company chooses to carry on and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in amalgamate with, or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company, and to give or accept, by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain, or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

(e)	To improve, manage, cultivate, construct, repair, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

(f)	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

(g)	To lead or advance money or give credit to any persons, firms or companies or others having dealings with the Company upon such terms and with or without security and subject to such conditions as may seem desirable and to give guarantees or become security for any such persons, firms, companies or others.

(h)	To guarantee support or to secure whether by personal obligation or covenant or by mortgaging or charging all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company or by any one or more or all of such methods or by any other method the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of, and premiums, interest, dividends, and. other moneys payable on or in respect of, any debentures, debenture stock, loan stock, shares or other securities, liabilities or obligations of any person firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company, as defined in section 736 of the Companies Act 1985, (as re-enacted by the Companies Act 1989 or any subsequent re-enactment or amendment thereof) or a subsidiary undertaking (as defined by Section 258 of the Companies Act 1985 or any re-enactment or amendment thereof) of the Company, or another subsidiary of such holding company or otherwise associated with the Company in business or through shareholdings.

(i)	To borrow and raise money in any manner and to secure the repayment of money borrowed, raised or owing by mortgage, charge, standard security, lien or other security upon the whole or any part of the Company’s property or assets (whether present or future), including its uncalled capital, and also by a similar mortgage, charge, standard security, lien or security to secure and guarantee the performance by the Company of any obligation or liability it may undertake or which may become binding on it

(j)	To draw, make, accept, endorse, discount, execute and issue cheques, bills of exchange, promissory notes, bills of lading, warrants, debentures, and other negotiable instruments that may be incidental or conducive to the Company’s commercial activity.

(k)	To enter into any arrangements with any government or authority (supreme, municipal, local, or otherwise) or any corporations, companies or persons, that may seem conducive to the attainment of the Company’s object and to obtain from any such government or authority, corporation, company or person, any charters, contracts, decrees, rights, privileges or concessions which the Company may think desirable and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

(l)	To subscribe for, take, purchase, or otherwise acquire and hold shares, stock or other interests in or obligations of any other company or corporation.

(m)	To promote any other company for the purpose of acquiring all or any of the property or undertaking or any of the liabilities of the Company, or of undertaking any business or operations which may appear likely to assist or benefit the Company or to enhance the value of any property or business of the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

(n)	To sell, let, licence, develop or otherwise deal with the whole or any part of the undertaking of the Company, either together or in portions upon such terms, as the Company may think fit, with power to accept shares, debentures, or securities of any company purchasing the same.

(o)	To undertake and perform sub-contracts and also to act in any of the businesses of the Company through or by means of agents, brokers, sub-contractors or others.

(p)	Subject to and in accordance with a due compliance with the provisions of Sections 155 to 158 (inclusive) of the Act (if and so far as such provisions shall be applicable), to give, whether directly or indirectly, any kind of financial assistance (as defined in Section 152(1)(a) of the Act) for any such purpose as is specified in Section 151(1) and/or Section 151(2) of the Act.

(q)	To remunerate any person, firm or company rendering services to the Company either by cash payment or by the allotment subject to the provisions of the Companies Act 1985 (or any statutory modification or re-enactment thereof) to him or them of shares or other securities of the Company credited as paid up in full or in part or otherwise.

(r)	To pay out of the funds of the Company all costs and expenses of or incidental to the promotion formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares or other securities of the Company.

(s)	To purchase and maintain insurance policies to indemnify the officers and auditor of the Company against any costs, expenses and liabilities arising from negligence, default, breach of duty or trust incurred by them in discharge of their duties or in relation thereto pursuant to the provisions contained in section 310(3) of the Companies Act 1985.

(t)	To support and subscribe to any charitable or public object and to support and subscribe to any institution, society, or club which may be for the benefit of the Company or its Directors or employees; to remunerate the Directors of the Company in any manner the Company may think fit and to pay or provide pensions for or make payments to or for the benefit of any persons who are or were at any time in the employment or service of the Company or of any company for the time being the Company’s holding company or subsidiary company as defined by Section 736 of the Companies Act 1985 or otherwise associated with the Company in business and the wives, widows, families and dependants of any such persons; to make payments towards life insurance; to set up, establish support and maintain superannuation and other funds or schemes (whether contributory or non-contributory) for the benefit of any of such persons as aforesaid and of their wives, widows, families and dependants, and to set up, establish, support and maintain profit sharing, share option or share purchase schemes for the benefit of any of the employees of the Company or of any such subsidiary or holding company and to lend money to any such employees or to trustees on their behalf to enable any such schemes to be established or maintained.

(u)	To distribute any property of the Company in specie among the members.

(v)	To do all such other things as may be deemed incidental or conducive to the attainment of the Company’s objects or any of them.

AND it is hereby declared that

i) None of the objects set forth in any sub-clause of this clause shall be restrictively construed but the widest interpretation shall be given to each such object, and the foregoing sub-clauses shall be construed independently of each other, except where the context expressly so requires and none of the objects therein mentioned shall be deemed to be merely subsidiary or ancillary to the objects contained in any other sub-clause; and

ii) Without prejudice to the generality of sub-clause (v), such matters as are hereinbefore set out in sub-clauses (b) to (u) are deemed to be incidental or conducive to the Company’s object; and

iii) The word “Company” in this clause shall, except where used in reference to this Company, be deemed to include any partnership or other body of persons whether corporate or unincorporate and whether domiciled in any part of the United Kingdom or elsewhere.

4. The liability of the members is limited.

5. The Company’s share capital is £1000 divided into 1000 shares of £1 each.

I, the subscriber to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and I agree to take the number of shares shown opposite my name.

Name and address of the subscriber and number of shares taken by the subscriber

York Place Company Nominees Limited	One
12 York Place
Leeds LS1 2DS

Dated 4 November 1997

Witness to the above signature

Julie Tinkler
12 York Place
Leeds LS1 2DS

No. 03464429

COMPANIES ACTS 1985 to 1989

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

COTT NELSON (HOLDINGS) LIMITED

(As adopted on 10/08/2005)

PRELIMINARY

1.	The regulations contained in Table A In The Companies (Tables A to F) Regulations 1985 (hereinafter referred to as Table A”) shall apply to the Company save in so far as they are hereby modified or excluded.

Regulations 24, 73 to 80 inclusive, of Table A shall not apply to the Company.

2.	The Company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the Company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public.

SHARES

3.	The authorised share capital of the Company at the date of adoption of these Articles is £500,000 divided into 500,000 ordinary shares of £1 each (“Ordinary Shares”, the holder of such shares being an “Ordinary Shareholder”) having the rights and privileges as set out in these Articles.

4.	Regulation 2 of Table A shall not apply to the Company. The rights and restrictions attaching to the Ordinary Shares are set out in full in these Articles.

5.	The Directors may unconditionally exercise the power of the Company to allot relevant securities (within the meaning of Section 80(2) of the Act). The general authority conferred by this Article shall:-

5.1	extend to all relevant securities of the Company created but unissued at the date of these Articles;

5.2	expire on the fifth anniversary of the incorporation of the Company unless varied or revoked or renewed by the Company in General) Meeting; and

5.3	entitle the Directors to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry thereof.

RIGHTS OF THE ORDINARY SHAREHOLDERS

6.	Any profits paid which the Company determines to distribute in respect of any accounting period of the Company will be applied in such amount as the Company may determine in respect of the Ordinary Shares.

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7.	On a return of capital on a liquidation or otherwise (other than a redemption of shares or the purchase by the Company of its own shares), the surplus assets and retained profits of the Company available for distribution among its shareholders shall be applied in paying to the Ordinary Shareholders the nominal amount plus any premium paid (or credited as paid) on subscription of the Ordinary Shares.

8.	Ordinary Shareholders shall be entitled to receive notice of and to attend and speak and vote at all general meetings of the Company, and on a show of hands of each Ordinary Shareholder present in person or by proxy shall have one vote for every Ordinary Share which he is the holder.

PROCEEDINGS AT GENERAL MEETINGS

9.	If and so long as, the Company has only one member the quorum for a General Meeting shall be one. Regulation 40 of Table A shall be modified accordingly.

TELEPHONIC MEETINGS OF MEMBERS

10.	Unless otherwise restricted by these Articles Members may participate in any General Meeting of the Company by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

DIRECTORS

11.	The number of Directors shall be not less than one. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A. Regulations 64 and 89 of Table A shall be modified accordingly.

12.	The Directors shall not be liable to retire by rotation.

13.	A Director shall not be required to hold any share qualification.

ALTERNATE DIRECTORS

14.	The appointment of an alternate Director shall not be subject to approval by resolution of the Directors. Regulation 65 of Table A shall be modified accordingly.

POWERS AND DUTIES OF DIRECTORS

15.	Unless otherwise restricted by these Articles all or any of the Directors or members of a committee of the Directors may participate in and vote at a meeting of the Directors or such committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other and such participation shall constitute presence in person at the meeting.

16.	Subject to the provisions of Section 317 of the Act, a Director may vote on any contract or arrangement in which he is interested and on any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration. Regulations 94 and 95 of Table A shall be modified accordingly.

INDEMNITY

17.

In so far as is permitted by law, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, losses and liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no Director or other officer shall

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be liable for any loss, damage or misfortune which may happen or be incurred by the Company in the execution of the duties of his office or in relation thereto. The Directors shall have the power to purchase and maintain insurance for the benefit of persons who are or were directors, officers, employees or auditors of the Company including insurance against any liability incurred by such persons in respect of any negligence, default, breach of duty or trust of which they may be guilty in relation to the Company. This Article shall be supplementary and additional to Regulation 118 of Table A.

NOTICES

18.	Any notices to be given to or by any person pursuant to the Articles may be in writing, by fax transmission or by any other method.

19.	Notice of Meetings shall be given to a Director or alternate Director notwithstanding that he may be absent from the United Kingdom. Regulations 88 and 66 of Table A shall be modified accordingly.

20.	Notices in writing shall be sent to Members at the addresses they have notified to the Company for these purposes notwithstanding that such addresses may be outside the United Kingdom. Regulation 112 of Table A shall be modified accordingly.

OVER-RIDING PROVISIONS

21.	Whenever a Company wheresoever incorporated (hereinafter called the “Parent Company”) shall be the holder of not less than 90 per cent of the issued Ordinary Shares the following provisions shall apply and to the extent of any inconsistency shall have over-riding effect as against all other provisions of these Articles:-

21.1	the Parent Company may at any time and from time to time appoint any person to be a Director or remove from office any Director howsoever appointed, but so that in the case of a Managing Director his removal from office shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages in respect of the consequent termination of his executive office;

21.2	no unissued securities shall be issued or agreed to be issued or put under option without the consent of the Parent Company;

21.3	any or all powers of the Directors shall be restricted in such respects and to such extent as the Parent Company may by notice to the Company from time to time prescribe.

Any such appointment, removal, consent or notice shall be in writing served on the Company and signed on behalf of the Parent Company by any one of its Directors or by its Secretary or some other person duly authorised for the purpose. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of the Parent Company has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party had at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

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